Exhibit 10.36

PERFORMANCE CASH AWARD AGREEMENT

This Agreement is made as of ___________ (“Date of Award”) between Frontier Communications Corporation, a Delaware corporation (the “Company”) and _____________ (the “Grantee”).  In consideration of the agreements set forth below, the Company and the Grantee agree as follows:

1.	Award: The Grantee is eligible for a cash bonus (the “Award”) in an amount to be determined pursuant to Section 2, subject to the following terms and conditions.
2.

Performance Criteria:  The amount of the Award will range from $0 to $____, as determined by the Compensation Committee of the Board of Directors (the “Compensation Committee”) after the end of the three-year measurement period ending _______________ (the “Measurement Period”) based on the Company’s performance against (i) annual free cash flow per share goals, and (ii) a three-year relative total return to stockholders performance goal, as reviewed and approved by the Compensation Committee within 90 days after the end of the Measurement Period.  No Award will be earned if performance is below minimum levels.  The relative total return to stockholders performance levels are set forth in a separate document and will be communicated to the Grantee.  The cash flow goals will be established during the first 90 days of each year in the Measurement Period by the Compensation Committee and communicated to the Grantee annually.

3.

Payment. The Award, to the extent earned pursuant to Section 2,  will be paid to the Grantee no later than _____________________; provided that the Grantee is not entitled to any such Award if (a) the Grantee’s employment with the Company is terminated prior to the date of payment; (b) if the Compensation Committee of the Company’s Board of Directors (the “Committee”) determines that the Grantee has engaged in “Misconduct” (as defined below);  or (c)  the Award is forfeited in accordance with the Company’s Clawback Policy.

“Misconduct” means any of the following, as determined by the Committee in good faith: (i) violating any agreement between the Company and the Grantee, including but not limited to a violation relating to the disclosure of confidential information or trade secrets, the solicitation of employees, customers, suppliers, licensors or contractors, or the performance of competitive services; (ii) competing with the company by working for, managing, operating, controlling or participating in the ownership, operation or control of, any company or entity which provides telephone, Internet or video products or services, (iii) violating the Company’s Code of Business Conduct and Ethics; (iv) making, or causing or attempting to cause any other person to make, any statement (whether written, oral or electronic), or conveying any information about the Company which is disparaging or which in any way reflects negatively upon the Company, unless required by law or pursuant to a Company policy; (v) improperly disclosing or otherwise misusing any confidential information regarding the Company; (vi) unlawful trading in the Company’s securities or of another company based on information gained as a result of the Grantee’s employment or other relationship with the Company; (vii) engaging in any act which is considered to be contrary to the best interests of the Company, including but not limited to recruiting or soliciting employees of the Company; or (viii) commission of a felony or other serious crime or engaging in any activity which constitutes gross misconduct.

4.

Clawback. The Committee may, in its sole discretion, require the Grantee repay the Company a cash amount equal to the Award received by the Grantee (if any) within the twelve month period immediately preceding a date on which the Grantee engaged in Misconduct, as determined by the Committee. The Company shall be entitled to set-off against the amount of any such gains realized any amount owed to the Grantee by the Company, to the extent that such set-off is not inconsistent with Section 409A of the Internal Revenue Code of 1986, as amended.

This Section 4 shall also apply if the Grantee commits Misconduct after his or her employment with the Company terminates.

5.

Withholding Taxes:  The Company shall have the right to require the Grantee to remit to the Company, or to withhold from other amounts payable to the Grantee, as compensation or otherwise, an amount sufficient to satisfy all federal, state and local withholding tax requirements.

6.

Employment:  Nothing in this Agreement shall confer upon Grantee any right to continue in the employ of Company, nor shall it interfere in any way with the right of the Company to terminate Grantee’s employment at any time.

7.

Acknowledgment. Grantee acknowledges that the Award is in lieu of any performance share awards to which Grantee may be entitled to under Grantee’s employment agreement, offer letter, or similar agreement with the Company (any such agreement, the “Employment Agreement”). Grantee further acknowledges that the Award represents full consideration with respect to such performance share awards, and waives any right the Grantee may have with respect to such performance share awards.

8.

The Plan. This Award shall be treated as if it was an award of Performance Units (as defined in the Frontier Communications Corporation 2017 Equity Incentive Plan (the “Plan”)), including that (x) the Grantee shall have all obligations and be subject to all restrictions set forth therein and (y) the Company shall have all interpretive and governance rights set forth therein, in each case, as if set forth herein; provided that, for the avoidance of doubt, no portion of this Award is intended to be a Qualified Performance-Based Award (as defined in the Plan).

9.	Notices: Notices to Company shall be addressed to it at 401 Merritt 7, Norwalk, CT 06851.

Notice to Grantee shall be mailed to the Grantee at either the Legal/Residential Address on file with Frontier and Fidelity or, to the email address on file with Fidelity; in accordance with the Grantee’s mailing preference on file with Fidelity.  Company or Grantee may from time to time designate in writing different addresses for receipt of notice. Notice shall be deemed given when properly addressed and sent first class or express mail, or sent electronically.

10.

Governing Law:  The terms of this Agreement shall be binding upon Company, Grantee and their respective successors and assigns.  This Agreement shall be performed under and determined in accordance with the laws of the State of Connecticut.

In Witness Whereof, the Company has caused this Award to be granted on the date first above written.

FRONTIER COMMUNICATIONS CORPORATION

By: ______________________	________________________
Name:	Participant Name:
Title:	Acceptance Date:

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